Exhibit 3.33

State of Delaware Secretary of State Division of Corporations Delivered 06:22 PM 09/29/2003 FILED 04:53 PM 09/29/2003 SRV 030626030 – 3684901 FILE

Certificate of Amendment to Certificate of Formation

of

LIBERTY PROPANE OPERATIONS, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is:

LIBERTY PROPANE OPERATIONS, LLC

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

Executed on September 24, 2003

/s/ Tom D. Wippman
Name: Tom D. Wippman
Title: Authorized Person